FOR IMMEDIATE RELEASE

Company Contact
Harry Dermer, President or
Jack Friedler, CEO
Lexington Healthcare Group, Inc. (NASDAQ: LEXI)
860-674-2700
860-674-5900 Fax

LEXINGTON HEALTHCARE REPORTS RECORD 1Q/99 REVENUES

Farmington, CT November 17, 1998 - Lexington Healthcare Group, Inc., (NASDAQ:LEXI), today reported that, for the first three months of fiscal 1999 ended September 30, 1998, revenues were a record $15,698,000 or a 13% increase from revenues of $13,931,000 during the first three months of fiscal 1998.

Net income for the first three months of fiscal 1999 totaled $104,000 or $.03 per share compared to net income of $279,000 or $.07 per share for the first three months of fiscal 1998. During its most-recent fiscal year ended June 30, 1998, the Company had net income of $30,000 or $.01 per share. Revenue growth continued during fiscal 1999, but that overall growth was not enough to offset higher general expenses recorded in this accounting period.

Revenues in fiscal 1999 grew 13% largely as a result of the joint ventures started in 1997. However, operating expenses in fiscal 1999 increased over 1998 by 14% because of the new joint ventures and the increased volume in the ancillary businesses. Net nursing home costs decreased somewhat due to lower occupancy, offset by higher benefit costs. Interest and corporate, administrative and general expenses increased due to the new businesses and acquisitions, higher rent, legal and other administrative costs.

Effective November 1, 1998 the Company began managing four skilled nursing facilities (with approximately 480 skilled nursing beds) located in Connecticut for Sun Healthcare Group, Inc. On November 12, 1998 the Company signed formal agreements to purchase and/or lease these facilities plus an additional facility with 120 beds located in Westport, CT. The purchase or lease transactions are expected to close during the first six months of 1999. In total, the Company will acquire the operation of approximately 600 skilled nursing beds which will add approximately $48,000,000 in annual revenues.

Jack Friedler, CEO, said "We were able to immediately provide these managed facilities with our ancillary services which will further increase revenues and profitability overall."

Lexington Healthcare Group is a provider of management, healthcare and ancillary services to the long term and home care industries. It operates, manages or has under contract to acquire eleven nursing facilities with a total of 1,450 beds in Connecticut, and manages one nursing home with a total of 136 beds in Massachusetts. It also provides medical supplies, durable medical equipment, pharmacy and respiratory services.
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Lexington Healthcare Group, Inc.
November 16, 1998
Page 2.

This Press Release contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors.

                        LEXINGTON HEALTHCARE GROUP, INC.
                              FINANCIAL HIGHLIGHTS

                                                 Three months ended
                                                 ------------------
                                       September 30, 1998    September 30, 1997
                                       ------------------    ------------------

$$ in thousands, except per share data

Net revenues                                 $15,698               $13,931

Net income                                      $104                  $279

Basic earnings per share                       $0.03                 $0.07

Weighted average shares outstanding        4,125,000             4,125,000

                                                         As of
                                                         -----
                                       September 30, 1998       June 30, 1998
                                       ------------------       -------------

Working capital                               $3,201                $3,074